SANTANDER BANCORP
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF JUNE 30, 2005 AND 2004 AND DECEMBER 31, 2004
(Dollars in thousands, except share data)

ASSETS

				Variance
	30-Jun-05	30-Jun-04	31-Dec-04	06/05-12/04
CASH AND CASH EQUIVALENTS:
Cash and due from banks	$198,086	$157,982	$110,148	79.84%
Interest bearing deposits	52,520	14,233	42,612	23.25%
Federal funds sold and securities purchased under agreements to resell	398,630	241,150	326,650	22.04%
Total cash and cash equivalents	649,236	413,365	479,410	35.42%
INTEREST BEARING DEPOSITS	100,000	300	50,000	100.00%
TRADING SECURITIES	50,000	42,945	34,184	46.27%
INVESTMENT SECURITIES AVAILABLE FOR SALE, at fair value	1,443,424	1,554,685	1,978,132	-27.03%
INVESTMENT SECURITIES HELD TO MATURITY, at amortized cost	-	845,377	-	N/A
OTHER INVESTMENT SECURITIES, at amortized cost	37,500	-	37,500	0.00%
LOANS HELD FOR SALE, net	278,314	291,068	271,596	2.47%
LOANS, net	5,765,793	4,622,433	5,311,936	8.54%
ALLOWANCE FOR LOAN LOSSES	(65,623)	(66,665)	(69,177)	-5.14%
PREMISES AND EQUIPMENT, net	54,245	50,283	52,854	2.63%
ACCRUED INTEREST RECEIVABLE	50,797	36,943	44,682	13.69%
GOODWILL	34,791	34,791	34,791	0.00%
INTANGIBLE ASSETS	9,283	4,251	8,003	15.99%
OTHER ASSETS	122,263	122,589	107,869	13.34%
	$8,530,023	$7,952,365	$8,341,780	2.26%

LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS:
Non-interest bearing	$792,667	$697,319	$744,019	6.54%
Interest bearing	4,926,478	3,704,886	4,004,120	23.04%
Total deposits	5,719,145	4,402,205	4,748,139	20.45%
FEDERAL FUNDS PURCHASED AND OTHER BORROWINGS	750,541	427,000	780,334	-3.82%
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE	876,532	1,669,033	1,349,444	-35.04%
COMMERCIAL PAPER ISSUED	264,592	574,636	629,544	-57.97%
TERM NOTES	39,282	174,113	31,457	24.88%
CAPITAL NOTES	74,574	15,925	72,588	2.74%
ACCRUED INTEREST PAYABLE	37,384	18,867	22,666	64.93%
OTHER LIABILITIES	196,664	178,791	151,605	29.72%
	7,958,714	7,460,570	7,785,777	2.22%

STOCKHOLDERS' EQUITY:
Series A Preferred stock, $25 par value; 10,000,000 shares authorized, none issued or outstanding	-	-	-	N/A
Common stock, $2.50 par value; 200,000,000 shares authorized; 50,650,364 shares issued;
46,639,104 shares outstanding in June 2005 and December 2004 and 42,398,954 shares
outstanding in June 2004.	126,626	116,026	126,626	0.00%
Capital paid in excess of par value	304,171	211,742	304,171	0.00%
Treasury stock at cost, 4,011,260 shares in June 2005, 2004 and December 2004.	(67,552)	(67,552)	(67,552)	0.00%
Accumulated other comprehensive loss, net of taxes	(21,350)	(40,428)	(6,818)	213.14%
Retained earnings-
Reserve fund	127,086	119,432	127,086	0.00%
Undivided profits	102,328	152,575	72,490	41.16%
Total stockholders' equity	571,309	491,795	556,003	2.75%
	$8,530,023	$7,952,365	$8,341,780	2.26%